Exhibit 10.1
FIFTH AMENDMENT TO
FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THIS FIFTH AMENDMENT TO FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Amendment”), dated as of May 6, 2026 (the “Amendment Effective Date”), is by and between DHI Mortgage Company, Ltd., a Texas limited partnership (the “Seller”), the Buyers party to the Repurchase Agreement (defined below) (the “Buyers”), and U.S. Bank National Association, a national banking association, as administrative agent for the Buyers (the “Administrative Agent”), joint lead arranger, and joint bookrunner.
RECITALS
A.    The Seller, the Buyers, and the Administrative Agent are parties to a Fourth Amended and Restated Master Repurchase Agreement dated as of February 18, 2022 (as amended by that certain First Amendment to Fourth Amended and Restated Master Repurchase Agreement dated as of February 17, 2023, that certain Second Amendment to Fourth Amended and Restated Master Repurchase Agreement dated as of February 16, 2024, that certain Third Amendment to Fourth Amended and Restated Master Repurchase Agreement dated as of August 29, 2024, that certain Fourth Amendment to Fourth Amended and Restated Master Repurchase Agreement dated as of May 8, 2025, and this Amendment, and as further amended, restated, or otherwise modified from time to time, the “Repurchase Agreement”).
B.    Effective as of the Amendment Effective Date, each of Manufacturers and Traders Trust Co. and The Bank of Nova Scotia, Houston Branch is hereby added as a joint lead arranger and joint bookrunner under the Repurchase Agreement.
C.    The parties hereto desire to amend the Repurchase Agreement as provided herein.
AGREEMENT
In consideration of the premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.    Definitions. Capitalized terms used and not otherwise defined in this Amendment have the meanings specified in the Repurchase Agreement.
Section 2.    Amendments. Effective as of the Amendment Effective Date, the Repurchase Agreement is hereby amended as follows:
2.1    Definitions. Section 1.2 of the Repurchase Agreement is hereby amended by adding or amending and restating, as applicable, the following defined terms to read in their entireties as follows. In addition, the cross reference in the Purchase Price Decrease definition is modified from Section 3.4(c) to Section 3.4(d).
“Applicable Margin” means 1.90%.
“Appraised Value Alternative” means in the case of a Conforming Mortgage Loan for which the relevant Agency guidelines specify that an Appraisal is not required, the method or system acceptable to such Agency for determining the value of the Mortgaged Premises.
“Daily Reset Term SOFR Base Rate” means the one-month forward-looking term rate based on SOFR quoted by the Administrative Agent from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time, the “Screen”), which shall be that one-month Term SOFR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided that if the Term SOFR rate is not published on such New York Banking Day due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the applicable Term SOFR rate shall be the Term SOFR rate last published prior to such New York Banking Day.
“Extension Date” is defined in Section 2.7(a).
“Extension Notice” is defined in Section 2.7(a).

“Fifth Amendment Effective Date” means May 6, 2026.
“Non-Extending Buyer” is defined in Section 2.7(b).
“Non-Usage Fee” is defined in Section 9.3.
“Notice Date” is defined in Section 2.7(b).
“Outside Transaction Termination Date” means, for each Transaction, the date that is 360 days from the Purchase Date for such Transaction.
“Qualified Subordinated Debt” means Debt of the Seller to any Person which has been approved by the Administrative Agent, such approval not to be unreasonably withheld (i) the papers evidencing, securing, governing or otherwise related to which Debt impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on the Seller by this Agreement, (ii) that is subordinated to the Obligations pursuant to a currently effective and irrevocable Subordination Agreement, including permitted payment provisions and standstill and blockage provisions, each as approved by the Administrative Agent, such approval not to be unreasonably withheld, and (iii) the maturity of which is at least 180 days after the later of (x) the date specified in clause (i) of the definition of “Termination Date” and (y) the Termination Date after giving effect to any extension under Section 2.7 hereof.
“Termination Date” means the earlier of (i) May 4, 2029, and (ii) the date when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.
2.2    Extension Option. A new Section 2.7 is added to the Repurchase Agreement to read in its entirety as follows:
2.7    Extension of Termination Date.
(a)    Request for Extension. The Seller may, by notice (each, an “Extension Notice”) to the Administrative Agent (who shall promptly notify the Buyers) at any time, but not more than once in each calendar year and not more than three times in the aggregate (the date stated in the Extension Notice on which such extension shall be effective, the “Extension Date”), request that each Buyer extend such Buyer’s Commitment for up to an additional three (3) years from the Extension Date; provided that in no event shall any Buyer’s Commitment be extended beyond the sixth anniversary of the Fifth Amendment Effective Date. The Extension Notice shall be received by the Administrative Agent not more than 60 days and not less than 30 days before the Extension Date.
(b)    Buyer Election to Extend. Each Buyer, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date set forth in the applicable Extension Notice (which shall be at least ten (10) Business Days before the Extension Date (the “Notice Date”)), advise the Administrative Agent whether such Buyer agrees to such extension. Each Buyer that determines not to so extend its Termination Date (a “Non-Extending Buyer”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Buyer that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Buyer. The election of any Buyer to agree to such extension shall not obligate any other Buyer to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall promptly notify the Seller of each Buyer’s determination under this Section 2.7.
(d)    Minimum Extension Requirement. If (and only if) the total of the Committed Sum of the Buyers that have agreed to extend their Termination Dates is more than 50% of the aggregate amount of the Committed Sum of all Buyers in effect immediately before the Extension Date, then, effective as of the Extension Date, the Termination Date of each extending Buyer shall be extended to the date specified in the Extension Notice.

(e)     Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Termination Date pursuant to this Section 2.7 shall not be effective with respect to any Buyer unless:
(i)    no Default or Event of Default has occurred and is continuing on the Extension Date and after giving effect thereto; and
(ii)    the representations and warranties in this Agreement are true and correct on and as of the Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
2.3    Outside Transaction Termination Date. Section 3.4 of the Repurchase Agreement is amended and restated to read in its entirety as follows:
3.4.    Transaction Termination; Purchase Price Decrease.
(a)    Automatic Termination. Each Transaction, or applicable portion thereof, will automatically terminate on the earlier of (x) the date or dates when the subject Purchased Loans are purchased by Approved Investor(s), (y) the Outside Transaction Termination Date, and (z) the Termination Date.
(b)    Termination Upon Occurrence of Disqualifier. If any Disqualifier occurs in respect of a Purchased Loan, the Seller shall immediately repurchase such Purchased Loan in accordance with this Section 3.
(c)    How Terminations Will Be Effected. Termination of every Transaction will be effected by (x) the Buyers’ reconveyance to the Seller or its designee of the Purchased Loans and payment of any Income in respect thereof received by the related Administrative Agent and not previously either paid to the Seller or applied as a credit to the Seller’s Obligations, against (y) payment of the related Repurchase Price in immediately available funds to the account referred to in Section 3.5 by 2:30 p.m. on the Repurchase Date, so that the Administrative Agent receives the Repurchase Price (for Pro Rata distribution to the Buyers) in immediately available funds on that same Business Day; provided that the portion of the Repurchase Price attributable to accrued and unpaid Price Differential for the Repurchased Loan shall be paid in the manner set forth in Section 5.3; provided further that all accrued and unpaid Price Differential shall be due and payable on the Termination Date.
(d)    Purchase Price Decrease. The Seller may at any time and from time to time, request a Purchase Price Decrease by notice to the Administrative Agent no less than one Business Day prior to the date that the Seller intends to effectuate such Purchase Price Decrease, specifying the date of the Purchase Price Decrease (the “Purchase Price Decrease Date”). The Purchase Price Decrease amount shall be due and payable in immediately available funds on the Purchase Price Decrease Date specified therein. Each Purchase Price Decrease must be in an amount not less than $1,000,000. No Purchased Loans shall be, or be deemed to be, repurchased in connection with a Purchase Price Decrease, unless requested in writing pursuant to Section 6.1(b).
2.4    Non-Usage Fee. A new Section 9.3 is added to the Repurchase Agreement to read in its entirety as follows:
9.3     Non-Usage Fee. Seller agrees to pay to the Administrative Agent (for Pro Rata distribution to the Buyers) a non-usage fee (the “Non-Usage Fee”) in an amount equal to 0.20% per annum of the average daily amount by which the Maximum Aggregate Commitment exceeds the daily Aggregate Outstanding Purchase Price computed for each calendar month or portion thereof from the Fifth Amendment Effective Date to the date this Agreement terminates in accordance with its terms. The Non-Usage Fee shall be due and payable on the 10th day of each month; provided that it shall not be an Event of Default if the Seller has, at all times on such day and until payment of the Non-Usage Fee, funds on deposit with the Administrative Agent in an amount sufficient to pay the Non-Usage Fee and the Agent fails to draft the account for payment of the Non-Usage Fee, and if funds in the Operating Account are insufficient to pay the Non-Usage Fee then due, the Seller shall pay the amount of such deficiency by wiring funds to the Operating Account. The Non-Usage Fee shall be calculated on a 360-day per year basis. If the Maximum Aggregate Commitment shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement between the Buyers and the Seller (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Non-Usage Fee calculation shall be required), the Non-Usage Fee calculation shall be adjusted as of the date of such change to account for such increase or decrease, as applicable. The Non-Usage Fee is compensation to the Buyers for committing to make funds available for revolving purchases of Eligible Loans on the terms and subject to the conditions of this Agreement, and is not compensation for the use or forbearance or detention of money. Each calculation by the Administrative Agent of the amount of the Non-Usage Fee shall be conclusive and binding absent manifest error.
2.5    Payments to the Administrative Agent. Section 12.2 of the Repurchase Agreement is amended and restated in its entirety as follows:
12.2 Payments to the Administrative Agent. Except as otherwise specifically provided in this Agreement, all payments required by this Agreement or the other Repurchase Documents to be made to the Administrative Agent shall be paid to the Administrative Agent for deposit in the Settlement Account by no later than 2:30 p.m. on the day when due (funds received after the applicable deadline shall be conclusively deemed received on the next following Business Day unless the Administrative Agent, shall agree otherwise) and without set-off, counterclaim or deduction, in lawful money of the United States of America in immediately available funds at the principal Minneapolis branch of the Administrative Agent, at 9380 Excelsior Blvd - EP-MN-X3WL, Hopkins, MN 55343, or by fed funds wire transfer to:
U.S. Bank National Association
9380 Excelsior Blvd - EP-MN-X3WL
Hopkins, MN 55343
ABA number XXXXXXXXX
Attention: Warehouse Lending Division
Account number. XXXXXXXXXXXX
For Credit — DHI Mortgage Company, Ltd. Settlement Account
or at such other place as the Administrative Agent shall designate from time to time. Whenever any payment to be made under this Agreement or any of the other Repurchase Documents shall be stated to be due on a day that is not a Business Day, the due date for that payment shall be automatically extended to the next day that is a Business Day, and (if applicable) Price Differential at the applicable rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension. Unless the Administrative Agent shall agree otherwise, funds received by the Administrative Agent after 2:30 p.m. on a Business Day shall be deemed for all purposes to have been paid by the Seller on the next succeeding Business Day; provided that, with respect to such funds received before 3:30 p.m., the Seller may request that the Administrative Agent and the Administrative Agent shall use commercially reasonable efforts to pay such funds to U.S. Bank to repay open Swing Line Transactions on such Business Day.
2.6    Financial Statements. Section 16.3(c) of the Repurchase Agreement is amended and restated in its entirety as follows:
(c) Officer’s Certificate. Together with the monthly Financial Statements required by Section 16.3(a), a certificate of the Seller’s chief financial officer or other authorized officer with knowledge of the subject matter of such certificate in the form of Exhibit C, among other things, (i) setting forth in reasonable detail all calculations necessary to show whether the Seller is in compliance with the requirements of Sections 17.12, 17.13, and 17.14 or, if the Seller is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Seller proposes to take with respect thereto, and (ii) stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, that he or she has made or caused to be made under his or her supervision a review in reasonable detail of the transactions and the condition of the Seller during the accounting period covered by such Financial Statements, and that such review does not disclose the existence during or at the end of such accounting period and that such chief financial officer or other authorized officer does not have knowledge of the existence as of the date of such certificate of any Event of Default or Default or, if any Event of Default or Default existed or exists, specifying the nature and period of its existence and what action the Seller has taken, is taking, and proposes to take with respect to it.
2.7    Liens. Section 17.8 of the Repurchase Agreement is amended and restated in its entirety as follows:
17.8    Liens. The Seller shall not grant, create, incur, assume, permit or suffer to exist any Lien upon any real estate owned (“REO”), any loans held for investment, or any of its Mortgage Notes or any property related thereto, including but not limited to the Mortgages securing such Mortgage Notes and the proceeds of the Mortgage Notes, unless such Liens are the subject of an intercreditor agreement in form and substance satisfactory to the Administrative Agent, other than: (a) Liens granted to the Buyers under Section 10, and (b) other Liens on assets (other than REO, loans held for investment, any Purchased Loans and any other assets pledged by Seller pursuant to Section 10.1) securing not more than $5,000,000 in the aggregate.
2.8    Consolidated Tangible Net Worth. Section 17.12 of the Repurchase Agreement is amended and restated in its entirety as follows:
17.12    Consolidated Tangible Net Worth. The Seller’s Consolidated Tangible Net Worth shall not be less than $200,000,000 measured as of the end of each calendar month.
2.9    Consolidated Tangible Net Worth Ratio. Section 17.13 of the Repurchase Agreement is amended and restated in its entirety as follows:
17.13.     Consolidated Tangible Net Worth Ratio. The ratio of (i) the sum of GAAP Indebtedness and Contingent Indebtedness to (ii) the Seller’s Consolidated Tangible Net Worth shall not be more than 8.0 to 1.0, measured as of the end of each calendar month.
2.10    Events of Default. Section 18.1(l) of the Repurchase Agreement is amended and restated in its entirety as follows:
(l)    Entry against the Seller or any Subsidiary of (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 (in excess of relevant insurance coverage reasonably satisfactory to the Administrative Agent in its discretion), or (ii) a non-monetary final judgment or order that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Seller or any of the Central Elements in respect of the Seller, or any of its Restricted Subsidiaries, and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or other good faith contest, is not in effect (unless, in respect of any such case the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of the Seller’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission could not reasonably be expected to have a material adverse effect on any of the Central Elements in respect of the Seller or any of its Restricted Subsidiaries).
2.11    Supplemental Papers. Paragraph (b) of Schedule SP to the Repurchase Agreement is amended and restated to read in its entirety as follows:
(b)    Except for Conforming Mortgage Loans for which an Appraised Value Alternative is used, a true and complete copy of the pages from the initial Appraisal Report for the Mortgaged Premises, together with such pages from the Appraisal Reports of all Current Appraisals or Current Broker’s Price Opinions therefor (if any) required by the Repurchase Agreement, that (i) identify the Mortgaged Premises, (ii) state the appraiser’s or broker’s opinion of their value and (iii) contain the appraiser’s or broker’s signed signature block.

2.12    Schedules. Schedule AI, Schedule BC and Exhibit C each is amended and restated in its entirety as set forth on Schedule AI, Schedule BC and Exhibit C attached hereto, respectively.
Section 3.    Conditions Precedent and Effectiveness. This Amendment shall become effective as of the Amendment Effective Date upon the occurrence of each of the following:
3.1    The Administrative Agent shall have received (or be satisfied that it will receive by such deadline as the Administrative Agent shall specify) the following, all of which must be satisfactory in form and content to the Administrative Agent:
(a)    this Amendment, duly executed by the Seller, the Required Buyers, and the Administrative Agent;
(b)    the Amended and Restated Fee Letter, duly executed by the Seller and the Administrative Agent;
(c)    the Second Amendment to Second Amended and Restated Custody Agreement, duly executed by Seller and the Administrative Agent;
(d)    a current UCC search report of a UCC filings search in the office of the Secretary of State of the State of Texas;
(e)    a certificate of the General Partner’s corporate secretary or assistant secretary or other authorized officer dated as of the date hereof as to (i) the incumbency of the officers of the Seller executing this Amendment and all other Repurchase Documents executed or to be executed by or on behalf of the Seller, (ii) the authenticity of their signatures, and specimens of their signatures shall be included in such certificate or set forth on an exhibit attached to it (the Administrative Agent, the Buyers and the Custodian shall be entitled to rely on that certificate until the Seller has furnished a new certificate to the Administrative Agent), (iii) resolutions of the General Partner’s board of directors, authorizing the execution, delivery and performance by the Seller of this Amendment and all other Repurchase Documents to be delivered by the Seller pursuant to this Amendment and (iv) copies of the Seller’s (1) limited partnership agreement, (2) certificate of limited partnership issued by the state of Texas, (3) articles of incorporation certified by the Secretary of State of the State of the General Partner, and (4) bylaws and all amendments, or certification that there have been no changes to such documents since a true and correct copy thereof was delivered to the Administrative Agent and that such documents are in full force and effect; and
(f)     a favorable written opinion of counsel to the Seller addressed to the Administrative Agent and the Buyers.
3.2    Payment to the Administrative Agent or the Custodian, as applicable, of all fees and expenses (including the disbursements and reasonable fees of the Administrative Agent’s attorneys) of the Administrative Agent and the Buyers payable by Seller pursuant to Section 9 of the Repurchase Agreement accrued and billed for to the date of the Seller’s execution and delivery of this Agreement, and, in the case of expenses, invoiced at least two Business Days prior to the Amendment Effective Date.
Section 4.    Miscellaneous.
4.1    Ratifications. This Amendment shall modify and supersede all terms and provisions set forth in the Repurchase Documents that are inconsistent with this Amendment, and the terms and provisions of the Repurchase Documents are ratified and confirmed and shall continue in full force and effect.
4.2    Seller Representations and Warranties. The Seller hereby represents and warrants that the representations and warranties set forth in Section 15 of the Repurchase Agreement are true and correct in all material respects with the same force and effect on and as of the date hereof as though made as of the date hereof.
4.3    Survival. The representations and warranties made by the Seller in this Amendment shall survive the execution and delivery of this Amendment.

4.4    Reference to Repurchase Agreement. Each of the Repurchase Documents, including the Repurchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Repurchase Agreement as amended hereby, is hereby amended so that any reference in such Repurchase Document to the Repurchase Agreement shall refer to the Repurchase Agreement as amended and modified hereby.
4.5    Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York as applicable to the Repurchase Agreement.
4.6    Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Seller, the Buyers, the Administrative Agent, and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and, to the extent required by the Repurchase Agreement, the Buyers.
4.7    Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
4.8    Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
4.9    ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
4.10    Joinder of New Buyer.
(a)    Each of Customers Bank and The Bank of Nova Scotia, Houston Branch (each, a “New Buyer”) agrees to be bound by the provisions of the Repurchase Agreement and agrees that it shall, on the date of this Amendment, become a Buyer for all purposes of the Repurchase Agreement to the same extent as if originally a party thereto. Each New Buyer (a) represents and warrants that such New Buyer is legally authorized to enter into this Amendment; (b) confirms that it has received a copy of the Repurchase Agreement and each of the other Repurchase Documents, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (c) agrees that it will, independently and without reliance upon the Administrative Agent, or any other Buyer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Repurchase Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that from and after the date hereof it will be bound by the provisions of the Repurchase Agreement and will perform in accordance with its terms all the obligations which by the terms of the Repurchase Agreement are required to be performed by it as a Buyer.
(b)    Subject to the terms of this Amendment and in reliance on the representations and warranties of the Seller herein, each of the parties hereto hereby agrees (i) that accrued but unpaid Price Differential and any other fees owing to the Buyers under the Repurchase Agreement shall remain outstanding and be repaid under the Repurchase Agreement, (ii) that concurrently herewith, the Buyers party to the Repurchase Agreement, before giving effect to this Amendment, have assigned the Open Transactions (other than any amounts to be paid under clause (i)) and Commitments among the Buyers hereunder and hereby direct the Administrative Agent to re-allocate all such Open Transactions and Commitments, such that, after giving effect to this Amendment, including the addition and joinder of each New Buyer and funding by each New Buyer of its Funding Share of such Transactions in connection herewith, the Transactions and Commitments shall be allocated among the Buyers on a Pro Rata basis in accordance with Schedule BC.

4.11    Acknowledgment of New Joint Lead Arrangers and Joint Bookrunners. Administrative Agent hereby acknowledges that, effective as of the Amendment Effective Date, each of Manufacturers and Traders Trust Co. and The Bank of Nova Scotia, Houston Branch has been added as a Joint Lead Arranger and Joint Bookrunner in connection with the Repurchase Agreement, and that from and after the Amendment Effective Date, Administrative Agent, Manufacturers and Traders Trust Co., and The Bank of Nova Scotia shall each be referred to therein, herein, and in any related transaction materials as a “Joint Lead Arranger” and “Joint Bookrunner”. For the avoidance of doubt, the foregoing acknowledgment shall not modify the rights, obligations, or fee entitlements of any party under the Repurchase Agreement or any fee letter entered into in connection therewith.
[Signature Pages Follow]

IN WITNESS WHEREOF the parties have caused this Amendment to be executed as of the date first set forth above.

DHI MORTGAGE COMPANY, LTD., as Seller and Servicer

By: DHI Mortgage Company GP, Inc.
Its General Partner

By: /s/ GREGORY A. GALLOWAY
Name: Gregory A. Galloway
Title: Executive Vice President and Chief Financial Officer
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent and a Buyer

By: /s/ RODNEY S. DAVIS
Name: Rodney S. Davis
Title: Senior Vice President
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

MANUFACTURERS AND TRADERS TRUST CO., as a Buyer

By: /s/ MATTHEW E. WOLFE
Name: Matthew E. Wolfe
Title: Executive Vice President
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a New Buyer

By: /s/ FRANCIS LIM
Name: Francis Lim
Title: Managing Director
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

TRUIST BANK, f/k/a BRANCH BANKING & TRUST COMPANY, as a Buyer

By: /s/ SAMUEL W. BRYAN
Name: Samuel W. Bryan
Title: Senior Vice President
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

ASSOCIATED BANK, N.A., as a Buyer

By: /s/ JOSEPH SOUZA
Name: Joseph Souza
Title: Senior Vice President
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

MERCHANTS BANK OF INDIANA, as a Buyer

By: /s/ KELLY HORVATH
Name: Kelly Horvath
Title: Senior Vice President, Warehouse Lending
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

THE HUNTINGTON NATIONAL BANK, as a Buyer

By: /s/ KENNETH D. LOGAN
Name: Kenneth D. Logan
Title: Senior Vice President, Senior Managing Director
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

CUSTOMERS BANK, as a New Buyer

By: /s/ GLENN HEDDE
Name: Glenn Hedde
Title: Executive Vice President
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

HINSDALE BANK & TRUST COMPANY, N.A., as a Buyer

By: /s/ JAMES C. SPILKO
Name: James C. Spilko
Title: Assistant Vice President, Senior Portfolio Manager
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

TEXAS CAPITAL BANK, as a Buyer

By: /s/ LAKEISHA BINNS-WILLIS
Name: Lakeisha Binns-Willis
Title: Vice President
Fifth Amendment to Fourth Amended and Restated Master Repurchase Agreement (DHI)

SCHEDULE BC
TO FOURTH AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THE BUYERS' COMMITTED SUMS

Buyer	Committed Sum for any period
U.S. Bank National Association
Manufacturers and Traders Trust Co.
The Bank of Nova Scotia, Houston Branch
Truist Bank
Associated Bank, N.A.
Merchants Bank of Indiana
The Huntington National Bank
Customers Bank
Hinsdale Bank & Trust Company, N.A.
Texas Capital Bank
Maximum Aggregate Commitment	$1,925,000,000
Schedule BC